EXHIBIT 23.1    -    CONSENT OF PRICEWATERHOUSECOOPERS LLP

PricewaterhouseCoopers

Chartered Accountants

Rene-Levesque Boulevard West

Suite 2800

Montreal, Quebec

Canada  H3B 2G4

Telephone +1 (514) 205 5000

Facsimile +1 (514) 205 5675

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 33-6070, 333-06210, 333-89711 and 333-111555) and on Form S-3 (Nos. 2-78713, 333-83336, 333-105999 and 333-110739) of Alcan Inc., of our report, dated 5 March 2004 except as to Note 4 and 5 and paragraph F of Note 32 which are as of 11 June 2004, relating to the financial statements which appear in Alcan Inc.'s Current Report on Form 8-K, dated 14 June 2004.

Montreal, Canada

28 June 2004

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP